Exhibit 99.1

GANNETT CO., INC.
2023 STOCK INCENTIVE PLAN

Section 1.             Purpose

The purpose of the 2023 Stock Incentive Plan (the “Plan”) is (a) to reinforce the long-term commitment to the success of Gannett Co., Inc. (the “Company”) by those directors, officers, employees, advisors and consultants who are or will be responsible for such success; (b) to facilitate the ownership of the Company’s Common Stock by such individuals, thereby reinforcing the identity of their interests with those of the Company’s stockholders; (c) to assist the Company in attracting and retaining individuals with experience and ability; and (d) to benefit the Company’s stockholders by encouraging high levels of performance by individuals whose performance is a key element in achieving the Company’s continued success.

Section 2.            Definitions

2.1         “Affiliate” means any entity in which the Company has a direct or indirect equity interest of 50 percent or more, any entity included in the audited consolidated financial statements of the Company and any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate for purposes of the Plan by the Committee in its sole discretion.

2.2         “Award” means any form of incentive or performance award granted under the Plan to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement.  Awards granted under the Plan may consist of:  (a) Stock Options granted pursuant to Section 7; (b) Stock Appreciation Rights granted pursuant to Section 8; (c) Restricted Stock granted pursuant to Section 9; (d) Restricted Stock Units granted pursuant to Section 9; and (e) Other Stock-Based Awards granted pursuant to Section 10.

2.3          “Award Agreement” means the written or electronic document(s) evidencing the grant of an Award to a Participant.

2.4          “Board” shall mean the Board of Directors of the Company.

2.5          “Change in Control” means the happening of any of the following:

(a)         any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than 20 percent of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b)        there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50 percent of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 20 percent of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c)          there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Affiliates, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Affiliates to an entity, more than 20 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;

(d)         individuals who, immediately following the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board within any 12-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(e)          the complete dissolution or liquidation of the Company;

provided, however, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.6         “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder.

2.7          “Committee” means the Compensation Committee of the Board, or any successor committee that the Board may designate to administer the Plan, provided such Committee consists of two or more individuals.  Each member of the Committee shall be (a) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (b) a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the Exchange on which the shares of Common Stock are traded.  References to “Committee” shall include persons to whom the Committee has delegated authority pursuant to Section 3.4.

2.8          “Common Stock” means the common stock, par value $0.01 per share, of the Company.

2.9          “Company” means Gannett Co., Inc., a Delaware corporation.

2.10       “Defined Event” means the death, Disability, retirement or involuntary termination of a Participant other than for cause, or, subject to Section 6.8, in connection with a Change in Control of the Company.

2.11        “Disability” means, with respect to any Participant, that such Participant (a) as determined by the Participant’s employer or service recipient (such determination to be approved by the Committee) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering such Participant. However, to the extent an Award subject to Section 409A shall become payable upon a Participant’s Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A, unless otherwise provided in the Award Agreement.

2.12        “Effective Date” means the date on which the Plan is approved by the stockholders of the Company.

2.13       “Exchange” means the New York Stock Exchange, or such other principal securities market on which the shares of Common Stock are listed for trade.

2.14        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder.

2.15       “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (a) the Company or any Affiliate, (b) any employee benefit plan of the Company or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (e) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities.

2.16       “Fair Market Value” of a share of Common Stock as of any specific date means (a) the per share closing price reported by the Exchange on such date, or, if there is no such reported closing price on such date, then the per share closing price reported by the Exchange on the last previous day on which such closing price was reported, or (b) such other value as determined by the Committee in accordance with applicable law.  The Fair Market Value of any property other than shares of Common Stock means the market value of such property as determined by the Committee using such methods or procedures as it shall establish from time to time.

2.17        “Incentive Stock Option” means a Stock Option that qualifies as an incentive stock option under Section 422 of the Code.

2.18      “Nonqualified Stock Option” means a Stock Option that does not qualify as an Incentive Stock Option or which is designated a Nonqualified Stock Option.

2.19      “Other Stock-Based Award” means an Award denominated in shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 10.

2.20      “Participant” means an individual who has been granted an Award under the Plan, or in the event of the death of such individual, the individual’s surviving spouse, or if none, the individual’s estate.

2.21        “Plan” has the meaning given such term in Section 1.

2.22       “Prior Plans” means the Gannett Co., Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”), and the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan, collectively.

2.23     “Reprice” means:  (a) the reduction, directly or indirectly, in the per-share exercise price of an outstanding Stock Option or Stock Appreciation Right by amendment, cancellation or substitution; (b) any action that is treated as a repricing under United States generally accepted accounting principles; (c) canceling a Stock Option or Stock Appreciation Right in exchange for another Stock Option, Stock Appreciation Right or other equity security (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (d) any other action that is treated as a repricing by the rules or regulations of the Exchange.

2.24     “Restricted Period” means the period during which Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

2.25       “Restricted Stock” means an Award of shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 9.

2.26       “Restricted Stock Unit” means an Award of a right to receive shares of Common Stock (or an equivalent value in cash or other property, or any combination thereof) that is granted subject to certain terms and conditions pursuant to Section 9.

2.27        “Section 409A” means Section 409A of the Code.

2.28        “Share Reserve” has the meaning given such term in Section 5.1(a).

2.29        “Stock Appreciation Right” means a right to receive (without payment to the Company) cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee, based on the increase in the value of a share of Common Stock over the per share exercise price, that is granted subject to certain terms and conditions pursuant to Section 8.

2.30       “Stock Option” means a right to purchase shares of Common Stock at a specified exercise price that is granted subject to certain terms and conditions pursuant to Section 7, and includes both Incentive Stock Options and Nonqualified Stock Options.

2.31        “Treasury Regulations” means the tax regulations promulgated under the Code.

Section 3.             Administration

3.1          Administration.  Except as otherwise specified herein, the Plan shall be administered solely by the Committee.

3.2          Authority.

(a)          Subject only to Section 6.3, the Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority to select the employees and other individuals to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each individual selected, to modify the terms of any Award that has been granted, to determine the time when Awards will be granted, to establish performance objectives, and to prescribe the form of Award Agreement.

(b)          The Committee has the power and authority to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States, and to adopt, to amend or to rescind rules, procedures or subplans relating to the operation and administration of the Plan in order to accommodate local laws, policies, customs, procedures or practices, and accounting, tax or other regulatory standards, or to facilitate the administration of the Plan, including, but not limited to, the authority to adopt, to amend or to rescind rules, procedures and subplans that limit or vary:  the methods available to exercise Awards; the methods available to settle Awards; the methods available for the payment of income taxes, social insurance contributions and employment taxes; the procedures for withholding on Awards; and the use of stock certificates or other indicia of ownership.  The Committee may also adopt rules, procedures or subplans applicable to particular Affiliates or locations.

(c)          The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

3.3          Repricing Prohibited Absent Stockholder Approval.  Notwithstanding any provision of the Plan, except for adjustments pursuant to Section 11, neither the Board nor the Committee may Reprice, adjust or amend the exercise price of Stock Options or Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means, unless such action is approved by the stockholders of the Company.  In addition, notwithstanding any other provision in the Plan to the contrary, a Stock Option or Stock Appreciation Right may not be surrendered in consideration of, or exchanged for cash, other Awards, or a new Stock Option or Stock Appreciation Right having an exercise price below that of the Stock Option or Stock Appreciation Right which was surrendered or exchanged, unless the exchange occurs in connection with a merger, acquisition, or similar transaction as set forth in Section 11, or such action is approved by the stockholders of the Company.  Any amendment or repeal of this Section 3.3 shall require the approval of the stockholders of the Company.

3.4         Delegation.  The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

3.5         Indemnification.  No director, no member of the Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other director, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company shall indemnify each director, member of the Committee and officer of the Company against any such liability.

Section 4.            Participation

4.1         Eligible Individuals.  Consistent with the purposes of the Plan, subject to Section 6.3, the Committee shall have exclusive power to select the employees and non-employee directors of the Company and its Affiliates and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan.

4.2         Conditions to Receipt of Awards.  Unless otherwise waived by the Committee, no prospective Participant shall have any rights with respect to an Award unless and until such Participant has executed an Award Agreement evidencing the Award, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of such Award.

Section 5.             Shares Subject to Plan and Share Limits

5.1          Maximum Number of Shares that May Be Issued.

(a)          Available Shares.  Subject to adjustment as provided in Section 11, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan shall be (i) 15 million, plus (ii) any shares of Common Stock that are subject to awards granted under the Prior Plans that expire, are forfeited or canceled or terminate for any other reason on or after the Effective Date without the issuance of shares, minus (iii) the number of shares of Common Stock granted under the Prior Plans on or after April 13, 2023 and before the Effective Date (collectively, the “Share Reserve”).  No awards may be granted under the Prior Plans on or after the Effective Date. For the avoidance of doubt any shares of Common Stock that are subject to outstanding awards granted under the Prior Plans that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award under the Prior Plans on or after the Effective Date shall not become available under the Plan.

(b)        Assumed or Substituted Awards.  Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, shall not reduce the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a) or the maximum number of shares of Common Stock authorized for grant to an individual in any calendar year described in Section 5.2.

(c)         Share Counting.  For purposes of counting shares against the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a), on the date of grant, Awards denominated solely in shares of Common Stock (such as Stock Options and Restricted Stock) and other Awards that may be exercised for, settled in or convertible into shares of Common Stock will be counted against the Plan reserve on the date of grant of the Award based on the maximum number of shares that may be issued pursuant to the Award, as determined by the Committee.

(d)        Shares Added Back.  Shares of Common Stock related to Awards issued under the Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of Common Stock will again be available for issuance under the Plan.  The following shares of Common Stock, however, may not again be made available for grant in respect of Awards under the Plan:

(i)            shares of Common Stock delivered to, or retained by the Company, in payment of the exercise price of a Stock Option;

(ii)          shares of Common Stock delivered to, or retained by the Company, in satisfaction of the tax withholding obligations with respect to Stock Options and Stock Appreciation Rights;

(iii)         shares of Common Stock covered by a stock-settled Stock Appreciation Right or other Award that were not issued upon the settlement of the Stock Appreciation Right or other Award; and

(iv)         shares of Common Stock repurchased on the open market with the proceeds from the payment of the exercise price of a Stock Option.

(e)         Source of Shares.  Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

(f)         Fractional Shares.  No fractional shares of Common Stock may be issued under the Plan, and unless the Committee determines otherwise, an amount in cash equal to the Fair Market Value of any fractional share of Common Stock that would otherwise be issuable shall be paid in lieu of such fractional share of Common Stock.  The Committee may, in its sole discretion, cancel, terminate, otherwise eliminate or transfer or pay other securities or other property in lieu of issuing any fractional share of Common Stock.

5.2         Maximum Individual Limits.  The sum of the Fair Market Value (determined as of the date of grant) of the shares of Common Stock with respect to which Awards are granted under the Plan in any calendar year to any non-employee director in respect of services as a non-employee director and the amount that may be paid in that calendar year to any non-employee director in property other than shares of Common Stock (including cash) in respect of services as a non-employee director shall not exceed $750,000.

Section 6.             Awards Under Plan

6.1        Types of Awards.  Awards under the Plan may include one or more of the following types:  Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards.  As provided by Section 3.2(b), the Committee may also grant any other Award providing similar benefits, subject to such terms, conditions and restrictions as it may determine necessary or appropriate to satisfy non-U.S. law or regulatory requirements or avoid adverse consequences under such requirements.

6.2         Dividend Equivalents.  Other than with respect to Stock Options or Stock Appreciation Rights, the Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include or to exclude as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish.  Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such times as the Committee shall determine; provided, however, dividends or dividend equivalents shall only be paid with respect to any Award if, when and to the extent that the underlying Award vests, and dividends and dividend equivalents shall, at the Committee’s discretion, be held in escrow (with or without the accrual of interest), or be reinvested into additional shares of Common Stock subject to the same vesting or performance conditions as the underlying Award.

6.3         Non-Employee Director Awards.  In respect of Awards granted to non-employee directors of the Company or its Affiliates, the Board has all the powers otherwise vested in the Committee by the terms of the Plan set forth herein, including the exclusive authority to select the non-employee directors to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each non-employee director selected, to modify the terms of any Award that has been granted to a non-employee director, to determine the time when Awards will be granted to non-employee directors and to prescribe the form of the Award Agreement embodying Awards made under the Plan to non-employee directors.

6.4         Transferability.  An Award and a Participant’s rights and interest under an Award may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of the Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

6.5         Exclusion from Minimum Vesting Requirements.  Awards granted under Section 7, Section 8, Section 9 and Section 10 shall be subject to the minimum vesting period and continued employment or provision of service requirement specified for the Award by such Section, as applicable, except that:

(a)          up to a maximum of five percent of the maximum number of shares of Common Stock that may be issued under the Plan pursuant to Section 5.1(a) may be issued pursuant to Awards granted under Section 7, Section 8, Section 9 or Section 10 without regard for any minimum vesting period or continued employment or provision of service requirements set forth in such Sections; and

(b)          continued employment or provision of service for exercisability or vesting shall not be required (i) as the Committee may determine or permit otherwise in connection with the occurrence of a Defined Event, and (ii) as may be required or otherwise be deemed advisable by the Committee in connection with an Award granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

6.6          Award Agreement.  Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement in such form as the Committee shall prescribe from time to time in accordance with the Plan, including a written agreement, contract, certificate or other instrument or document containing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically.  Each Award and Award Agreement shall be subject to the terms and conditions of the Plan.

6.7         Method of Payment.  The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of shares of Common Stock or other property, or a combination thereof, as the Committee shall determine or as specified by the Plan or an Award Agreement.  Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee shall determine.

6.8        Change in Control.  The Committee may include in an Award Agreement provisions related to a Change in Control, provided that, any acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) either (A) the employment of the Participant is terminated within two years following the Change in Control (i.e., “double-trigger”) or (B) the acquirer does not agree to the assumption or substitution of outstanding Awards, and provided further that with respect to any Award granted under the Plan that is earned or vested based upon achievement of performance objectives, any amount deemed earned or vested in connection with a Change in Control or associated termination of employment shall be based upon the degree of performance attained through a date prior to the Change in Control determined by the Committee (unless such performance cannot be determined, in which case the amount deemed earned or vested shall be based on target performance).

6.9       Forfeiture Provisions.  The Committee may, in its discretion, provide in an Award Agreement that an Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition (to the extent permissible under applicable law), non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.  Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 6.9 or in any Award Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

6.10      Recoupment Provisions.  Notwithstanding anything in the Plan or in any Award Agreement to the contrary, Awards are subject to the Company’s Detrimental Conduct Recoupment Policy.  In addition, notwithstanding anything in the Plan or in any Award Agreement to the contrary, all Awards granted under the Plan will also be subject to recoupment in accordance with any other clawback policy adopted by the Company to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or Exchange listing conditions.

Section 7.             Stock Options

7.1         Grant of Stock Options.  The Committee may grant Awards of Stock Options.  The Committee may grant Incentive Stock Options to any employee provided the terms of such grants comply with the provisions of Section 422 of the Code, and that any ambiguities in construction shall be interpreted in order to effectuate that intent.  Each Stock Option granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Option or the shares of Common Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine.

7.2       Exercise Price; Expiration Date.  Except for Stock Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Option on the date that the Stock Option is granted.  The Committee in its discretion shall establish the expiration date of a Stock Option; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Option is granted.

7.3         Number of Shares of Common Stock.  The Committee shall determine the number of shares of Common Stock to be subject to each Stock Option.

7.4         Minimum Vesting Period.  Except as otherwise permitted by Section 6.5, Stock Options shall not vest for at least one year after the date of grant.

7.5         Exercisability.  The Stock Option shall not be exercisable unless the Stock Option has vested, and payment in full of the exercise price for the shares of Common Stock being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to:

(a)          cash;

(b)         if permitted by the Committee, by instructing the Company to withhold a number of shares of Common Stock that would otherwise be issued having a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(c)          if permitted by the Committee, by tendering (actually or by attestation) to the Company a number of previously acquired shares of Common Stock that have been held by the Participant for at least six months (or such short period, if any, determined by the Committee in consideration of applicable accounting standards) and that have a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(d)          if permitted by the Committee, by authorizing a third party to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant upon the exercise of the Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or

(e)          any combination of the foregoing.

7.6         Limitations for Incentive Stock Options.  The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with the provisions of Section 422 of the Code.  To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000 (or such other limit that applies at the time the Incentive Stock Options are granted), such Incentive Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options.  If, at the time an Incentive Stock Option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of Common Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, then:  (a) the exercise price for such Incentive Stock Option shall be at least 110 percent of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant; and (b) such Incentive Stock Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted.  The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, the Share Reserve.

Section 8.             Stock Appreciation Rights

8.1         Grant of Stock Appreciation Rights.  The Committee may grant Awards of Stock Appreciation Rights.  Each Award of Stock Appreciation Rights granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions, including, but not limited to, restrictions upon the Stock Appreciation Rights or the shares of Common Stock issuable upon exercise thereof or the attainment of performance objectives as the Committee may determine.

8.2         Exercise Price; Expiration Date.  Except for Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price shall be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date that the Stock Appreciation Right is granted.  The Committee in its discretion shall establish the expiration date of a Stock Appreciation Right; provided that in no event shall the expiration date be later than 10 years from the date that the Stock Appreciation Right is granted.

8.3          Number of Shares of Common Stock.  The Committee shall determine the number of shares of Common Stock to be subject to each Award of Stock Appreciation Rights.

8.4          Minimum Vesting Period.  Except as otherwise permitted by Section 6.5, Stock Appreciation Rights shall not vest for at least one year after the date of grant.

8.5          Exercisability.  Stock Appreciation Rights shall not be exercisable unless the Stock Appreciation Rights have vested.

8.6         Exercise and Settlement.  An Award of Stock Appreciation Rights shall entitle the Participant to exercise such Award and to receive from the Company in exchange therefore, without payment to the Company, that number of shares of Common Stock having an aggregate Fair Market Value equal to (or, in the discretion of the Committee, less than) the excess of the Fair Market Value of one share of Common Stock, at the date of such exercise, over the exercise price per share, times the number of shares of Common Stock for which the Award is being exercised.  The Committee shall be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or other property, or any combination thereof, as determined by the Committee, equal to the aggregate Fair Market Value of the shares of Common Stock it would otherwise be obligated to deliver.

Section 9.            Restricted Stock and Restricted Stock Units

9.1        Grant of Restricted Stock and Restricted Stock Units.  The Committee may grant Awards of Restricted Stock or Restricted Stock Units.  Each Award of Restricted Stock or Restricted Stock Units under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

9.2          Number of Shares of Common Stock.  The Committee shall determine the number of shares of Common Stock to be issued to a Participant pursuant to the Award, and the extent, if any, to which they shall be issued in exchange for cash, other consideration or a combination thereof.

9.3         Restricted Stock Issuance.  Shares of Common Stock issued to a Participant in accordance with the Award of Restricted Stock may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company’s transfer agent and registrar.  The Company may impose appropriate restrictions on the transfer of such shares of Common Stock, which shall be evidenced in the manner permitted by law as determined by the Committee in its discretion, including but not limited to (a) causing a legend or legends to be placed on any certificates evidencing such Restricted Stock, or (b) causing “stop transfer” instructions to be issued, as it deems necessary or appropriate.

9.4        Vesting Conditions.  The vesting of an Award of Restricted Stock or Restricted Stock Units may be conditioned upon the attainment of specific performance objectives as the Committee may determine.

9.5         Minimum Vesting Period.  Except as otherwise permitted by Section 6.5, Restricted Stock and Restricted Stock Units shall not vest for at least one year after the date of grant.

9.6        Stockholder Rights.  Unless otherwise determined by the Committee in its discretion, prior to the expiration of the Restricted Period, a Participant to whom an Award of Restricted Stock has been made shall have ownership of such shares of Common Stock, including the right to vote the same, subject, however, to the restrictions and limitations imposed thereon pursuant to the Plan or Award Agreement; provided, however, dividends or other distributions made with respect to such shares of Common Stock shall only be paid to a Participant if, when and to the extent that the Restricted Stock vests, as required by Section 6.2.

Section 10.          Other Stock-Based Awards

10.1       Grant of Other Stock-Based Awards.  The Committee may grant Other Stock-Based Awards.  Each Other Stock-Based Award granted under the Plan shall comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, shall establish.

10.2       Vesting Conditions.  The vesting of Other Stock-Based Awards may be conditioned upon the attainment of specific performance objectives as the Committee may determine.

10.3        Minimum Vesting Period.  Except as otherwise permitted by Section 6.5, Other Stock-Based Awards shall not vest for at least one year after the date of grant.

10.4       Settlement.  The Committee shall be entitled in its discretion to settle the obligation under an Other Stock-Based Award by the payment of cash, shares of Common Stock or other property, or any combination thereof.

Section 11.           Dilution and Other Adjustments

11.1      Adjustment for Corporate Transaction or Change in Corporate Capitalization.  In the event of any change in the outstanding shares of Common Stock of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, the Committee or Board, as applicable, shall make such adjustment in (a) the class and maximum number of shares of Common Stock that may be delivered under the Plan as described in Section 5.1 and the limits under Section 7.6, (b) the class, number and exercise price of outstanding Stock Options and Stock Appreciation Rights, and (c) the class and number of shares subject to any other Awards granted under the Plan (provided that the number of shares of any class subject to Awards shall always be a whole number), as may be determined to be appropriate by the Committee or Board, as applicable, and such adjustments shall be final, conclusive and binding for all purposes of the Plan.

11.2        Adjustment for Merger or Consolidation.  In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving entity (or the parent of the surviving entity) in such transaction, the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, adjust each Award outstanding on the date of such merger, consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger, consolidation or similar transaction.

11.3       Assumption or Substitution of Awards.  In the event of a dissolution or liquidation of the Company; a sale of all or substantially all of the Company’s assets (on a consolidated basis); or a merger, consolidation or similar transaction involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving entity in such transaction (or the parent of such surviving entity), the Committee or Board, as applicable, shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to:  (a) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction; or (b) securities of the acquirer or surviving entity (or parent of such acquirer or surviving entity) and, incident thereto, make an equitable adjustment as determined by the Committee or Board, as applicable, in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award; provided, however, that in the event that the acquirer does not agree to the assumption or substitution of Awards in the foregoing manner, the Committee shall, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee or Board, as applicable, of such Award, provided that with respect to any outstanding Stock Option or Stock Appreciation Right such value shall be equal to the excess of (i) the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event, over (ii) the exercise price of such Stock Option or Stock Appreciation Right, provided further that the value of any outstanding Stock Option or Stock Appreciation Right shall be zero where the exercise price of such Stock Option or Stock Appreciation Right is greater than the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event; and that no change to the original timing of payment will be made to the extent it would violate Section 409A.

Section 12.           Amendment of Plan or Awards

The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee or Board, as applicable, in its discretion in any manner that it deems necessary or appropriate; provided however, that no amendment may be made without stockholder approval if such amendment:

(a)          would increase the number of shares available for grant specified in Section 5.1 (other than pursuant to Section 11);

(b)        would decrease the minimum Stock Option exercise price set forth in Section 7.2 or the minimum Stock Appreciation Rights exercise price set forth in Section 8.2 (in each case, other than changes made pursuant to Section 11);

(c)          would reduce the minimum vesting or performance periods set forth in Section 7.4, Section 8.4, Section 9.5 and Section 10.3;

(d)          would change the limits set forth in Section 7.6 (other than pursuant to Section 11); or

(e)          would amend or repeal the prohibition against repricing or exchange set forth in Section 3.3; or

(f)           is required to be approved by the stockholders under applicable law, including Exchange listing conditions.

No such amendment shall adversely affect in a material manner any right of a Participant under an Award without his or her written consent.  Any stockholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law.  Notwithstanding the foregoing, any amendment to the Plan or any outstanding Award under the Plan shall be made in a manner as to ensure that an Award intended to be exempt from Section 409A will continue to be exempt from Section 409A and that an Award intended to comply with Section 409A will continue to comply with Section 409A.

Section 13.          Plan Termination

13.1        Suspension.  The Plan may be suspended in whole or in part at any time and from time to time by the Board.

13.2       Termination.  The Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan.  No Award may be granted under the Plan after the date that is 10 years from the date the Plan was last approved and adopted by the stockholders of the Company.  No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his or her consent, under any Award theretofore granted under the Plan, except that subsequent to termination of the Plan, the Committee may make amendments permitted under Section 12.

Section 14.          Miscellaneous

14.1        Loans.  No loans from the Company or any Affiliate to a Participant shall be permitted in connection with the Plan.

14.2      Reservation of Rights of Company.  No employee or other person shall have any claim or right to be granted an Award under the Plan.  Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved.

14.3       Non-Uniform Treatment.  Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated.

14.4       General Conditions of Awards.  No Participant or other person shall have any right with respect to the Plan, the shares of Common Stock reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him or her) have been met.

14.5     Rights as a Stockholder.  Unless otherwise determined by the Committee in its discretion, a Participant holding Stock Options, Stock Appreciation Rights, Restricted Stock Units, Other Stock-Based Awards or other Awards shall have no rights as a stockholder with respect to any shares of Common Stock (or as a holder with respect to other securities), if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or her or the entry on his or her behalf of an uncertificated book position on the records of the Company’s transfer agent and registrar for such shares of Common Stock or other instrument of ownership, if any.  Except as provided in Section 11, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

14.6      Compliance with Applicable Laws.  No shares of Common Stock or other property shall be issued or paid hereunder with respect to any Award unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws.

14.7       Withholding of Taxes.  The Company and its Affiliates shall have the right to deduct from any payment made under the Plan the federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.  In accordance with rules and procedures established by the Committee, the required withholding obligations may be settled with shares of Common Stock, including shares of Common Stock that are part of the Award that gives rise to the withholding requirement (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact).  It shall be a condition to the obligation of the Company to issue shares of Common Stock or other property, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes.  If the amount requested is not paid, the Company may refuse to issue or pay shares of Common Stock or other property, or any combination thereof.  Notwithstanding anything in the Plan to the contrary, the Committee may, in its discretion, permit an eligible Participant to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, shares of Common Stock or other property, or any combination thereof that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes).

14.8       Unfunded Nature of Plan.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards shall be no greater than the rights of the Company’s general creditors.

14.9       Consent.  By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

14.10    No Warranty of Tax Effect.  Although the Company may structure an Award to qualify for favorable federal, state, local or foreign tax treatment, or to avoid adverse tax treatment, no person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any intended tax treatment will be applicable with respect to any Award under the Plan, or that such tax treatment will apply to or be available to a Participant or his or her beneficiary.  Furthermore, the existence of an Award shall not affect the right or power of the Company or its stockholders to take any corporate action, regardless of the potential effect of such action on the tax treatment of an Award under the Plan.

14.11    Interpretation.  Unless the context indicates otherwise, references to “Sections” in the Plan refer to Sections of the Plan.  Headings of Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.  In the Plan, the use of the masculine pronoun shall include the feminine and the use of the singular shall include the plural, as appropriate.

14.12     Severability.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall:  (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid or enforceable and as so limited shall remain in full force and effect; and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

14.13     Choice of Law.  The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

14.14     Section 409A.  Awards granted under the Plan are intended to qualify for an exception from or comply with Section 409A, and the Plan and Award Agreements shall be administered, construed and interpreted in accordance with such intent.  To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A and any Section 409A compliance policy of the Company.  To the extent any payment of an Award may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A(2)(B)) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A), then to the extent any Award payable to such Participant on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be paid or provided in a lump sum upon the earlier of six months and one day after such separation from service, and the date of the Participant’s death.  Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail exemption from or compliance with Section 409A may be amended to qualify for exemption from or comply with Section 409A, which may be made on a retroactive basis, in accordance with Section 409A.

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